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                                                                    Exhibit 23.1


               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


  We consent to the reference of our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BEA Systems, Inc. for the registration of $550,000,000 of 4% Subordinate Notes due December 15, 2006 and 7,936,500 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 1999, with respect to the consolidated financial statements and schedule of BEA Systems, Inc. included in its Annual Report (Form 10-K) for the year ended January 31, 1999, filed with the Securities and Exchange Commission.



Palo Alto, California
March 10, 2000